Exhibit 99.1
Summary of Non-Employee Director Compensation
(Effective October 26, 2007)

Cash Compensation:
Annual Retainer (1)	$60,000
Board Meeting Fee	$3,000
Committee Meeting Fee	$2,000
Audit Committee Chairperson Meeting Fee	$4,000
Other Committee Chairperson Meeting Fee	$3,000

Equity Compensation:
Annual Automatic Non-discretionary Grant of Stock Options	500 shares multiplied by the number of years of service or fraction thereof

(1)	All retainer and meeting fees are payable quarterly.